UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                   FORM 8-K/A
                                 AMENDMENT NO. 1
                                 CURRENT REPORT


     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934



      Date of Report (Date of earliest event reported) - November 22, 2002


                     MEDICAL STAFFING NETWORK HOLDINGS, INC.
                     ---------------------------------------
             (Exact name of registrant as specified in its charter)



     Delaware                          1-31299                       06-0865171
     --------                          -------                       ----------
 (State or other                  (Commission File                (IRS Employer
   jurisdiction                        Number)                    Identification
of incorporation)                                                       No.)


                901 Yamato Road, Suite 110, Boca Raton, FL 33431
                ------------------------------------------------
                    (Address of principal executive offices)

        Registrant's telephone number, including area code: 561-322-1301
                                                            ------------
                              ____________________

 This amendment to the Current Report on 8-K originally dated November 22, 2002, is being filed in order to provide the required financial
                          information for the Company.

Item 7. Financial Statements and Pro Forma Financial Information

(a) Financial Statements of Businesses Acquired

I. The following historical consolidated financial statements of Health Search International, Inc. and Subsidiary are filed herewith:

Report of Independent Certified Public Accountants
Consolidated Balance Sheets, June 30, 2002 and September 30, 2002 (Unaudited) Consolidated Statements of Income
Consolidated Statements of Changes in Stockholders' Deficit
Consolidated Statements of Cash Flows
Notes to Consolidated Financial Statements

II. The following historical financial statements of Clinical Resource Services, Inc. are filed herewith:

Report of Independent Certified Public Accountants
Balance Sheets, June 30, 2002 and September 30, 2002 (Unaudited)
Statements of Income
Statements of Changes in Stockholders' Equity
Statements of Cash Flows
Notes to Financial Statements


(b) Pro Forma Financial Information

The following unaudited pro forma consolidated financial statements of Medical Staffing Network Holdings, Inc. are filed herewith:

Unaudited Pro Forma Condensed Consolidated Balance Sheet as of September 29,
     2002
Notes to the Unaudited Pro Forma Condensed Consolidated Balance Sheet Unaudited Pro Forma Condensed Consolidated Statements of Operations
Notes to Unaudited Pro Forma Condensed Consolidated Statements of Operations

(c) Exhibits

     23.1 Consent of Ernst & Young LLP
     23.2 Consent of Ernst & Young LLP

                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                        MEDICAL STAFFING NETWORK HOLDINGS, INC.

Date: January 21, 2003                  By: /s/ Kevin S. Little
                                            ------------------------------
                                            Kevin S. Little
                                            Chief Financial Officer

                                        Signing on behalf of the registrant and
                                        as principal financial and accounting
                                        officer

                              FINANCIAL STATEMENTS

Health Search International, Inc. and Subsidiary

For the year ended June 30, 2002
with Report of Independent Certified Public Accountants

                Health Search International, Inc. and Subsidiary

                              Financial Statements


                        For the year ended June 30, 2002


                                    Contents

Report of Independent Certified Public Accountants.............................1

Financial Statements

Consolidated Balance Sheets....................................................2
Consolidated Statements of Income..............................................3
Consolidated Statements of Changes in Stockholders' Deficit....................4
Consolidated Statements of Cash Flows..........................................5
Notes to Consolidated Financial Statements.....................................6

               Report of Independent Certified Public Accountants

Stockholders
Health Search International, Inc.
and Subsidiary

We have audited the accompanying consolidated balance sheet of Health Search International, Inc. and Subsidiary as of June 30, 2002, and the related consolidated statement of income, changes in stockholders' deficit and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Health Search International, Inc. and Subsidiary at June 30, 2002, and the consolidated results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States.


                                        /s/ Ernst & Young LLP


Miami, Florida

October 23, 2002, except for
Note 10, as to which the
date is November 7, 2002

                Health Search International, Inc. and Subsidiary

                           Consolidated Balance Sheets

                                                          June 30,   September 30,
                                                            2002         2002
                                                         ----------  -------------
                                                                      (Unaudited)
Assets
Current assets:
  Cash                                                   $  155,824   $  241,807
  Accounts receivable, net of allowance for doubtful
   accounts of $4,500 and $22,851 at June 30, 2002
   and September 30, 2002, respectively                     616,177      482,304
  Prepaid expenses and other current assets                  54,566       51,924
                                                         ----------   ----------
Total current assets                                        826,567      776,035

Furniture and equipment, net                                115,946      127,775
Deposits                                                      5,562        5,562
                                                         ----------   ----------
Total assets                                             $  948,075   $  909,372
                                                         ==========   ==========

Liabilities and stockholders' deficit
Current liabilities:
  Line of credit                                         $  309,408   $  296,386
  Accounts payable                                           59,966        6,122
  Accrued expenses                                          399,845      310,424
  Due to Clinical Resource Services, Inc.                   561,250      660,396
  Due to Health-Pharm Management Corporation                 55,336       34,199
                                                         ----------   ----------
Total current liabilities                                 1,385,805    1,307,527

Commitments and contingencies

Stockholders' deficit:
  Common stock; $1.00 par value; 5,000 shares authorized;
   1,000 shares issued and outstanding at June 30,
   2002 and September 30, 2002                                1,000        1,000
  Accumulated deficit                                      (438,730)    (399,155)
                                                         ----------   ----------
Total stockholders' deficit                                (437,730)    (398,155)
                                                         ----------   ----------
Total liabilities and stockholders' deficit              $  948,075   $  909,372
                                                         ==========   ==========

See accompanying notes.

                   Health Search International, Inc. and Subsidiary

                          Consolidated Statements of Income

                                          Year ended          Three months ended
                                            June 30,             September 30,
                                             2002             2002           2001
                                          -----------     --------------------------
                                                                  (Unaudited)
Service revenues                          $ 3,729,615     $   701,099     $1,077,650
Costs of services rendered                  1,837,040         308,086        647,748
                                          -----------     --------------------------
Gross profit                                1,892,575         393,013        429,902

Operating expenses:
  Selling, general, and administrative        874,175         149,854        206,100
  Management fees to related party            123,498          32,700         29,049
  Provision for doubtful accounts             335,912          31,772        108,957
  Depreciation                                 48,637          14,700         12,090
                                          -----------     --------------------------
                                            1,382,222         229,026        356,196
                                          -----------     --------------------------

Income from operations                        510,353         163,987         73,706

Other income (expense)
  Interest expense                            (21,613)         (5,304)        (6,938)
  Interest income                               1,340             204            465
  Other income                                  1,983              --             --
                                          -----------     --------------------------
                                              (18,290)         (5,100)        (6,473)
                                          -----------     --------------------------

Income from continuing operations             492,063         158,887         67,233
Income (loss) from discontinued
  operations                                   13,850         (15,883)       (49,858)
  (Note 9)
                                          -----------     --------------------------
Net income                                $   505,913     $   143,004     $   17,375
                                          ===========     ==========================

See accompanying notes.

                     Health Search International, Inc. and Subsidiary

                Consolidated Statements of Changes in Stockholders' Deficit

                      For the year ended June 30, 2002 and the three
                              months ended September 30, 2002

                                                                                Total
                                  Common         Common      Accumulated    Stockholders'
                                  Shares         Stock         Deficit         Deficit
                                --------------------------------------------------------
Balance, June 30, 2001               1,000    $     1,000    $   148,574     $   149,574
  Distributions to
  stockholders                          --             --     (1,093,217)     (1,093,217)
  Net income                            --             --        505,913         505,913
                                --------------------------------------------------------
Balance, June 30, 2002               1,000          1,000       (438,730)       (437,730)
  Distributions to
  stockholders (unaudited)              --             --       (103,429)       (103,429)
  Net income (unaudited)                --             --        143,004         143,004
                                --------------------------------------------------------
Balance, September 30, 2002          1,000    $     1,000    $  (399,155)    $  (398,155)
(unaudited)
                                ========================================================

See accompanying notes.

                         Health Search International, Inc. and Subsidiary

                              Consolidated Statements of Cash Flows

                                                     Year ended          Three months ended
                                                      June 30,              September 30,
                                                        2002            2002            2001
                                                     -----------     ---------------------------
                                                                             (Unaudited)
Operating activities
Income from continuing operations                    $   492,063     $   158,887     $    67,233
Adjustments to reconcile income from continuing
  operations to net cash provided by
  operating activities:
   Depreciation expense                                   48,637          14,700          12,090
   Provision for doubtful accounts                       335,912          31,772         108,957
   Changes in operating assets and
   liabilities:
     Accounts receivable                                (251,385)        102,101        (351,141)
     Prepaid expenses                                    (23,700)         12,017          21,756
     Due to Clinical Resource Services, Inc.             471,370          99,147         147,498
     Due to Health-Pharm Management Corporation           88,835         (21,138)         17,580
     Other current assets                                 (9,929)         (9,374)             --
     Accounts payable                                     35,381         (53,845)         11,192
     Accrued expenses                                    (69,152)        (89,421)        222,429
                                                     -----------     ---------------------------
Net cash provided by operating activities              1,118,032         244,846         257,594

Net cash used in discontinued operations                 (61,582)        (15,883)        (49,858)

Investing activity
Purchase of furniture and equipment                      (52,582)        (26,529)         (3,788)
                                                     -----------     ---------------------------
Net cash used in investing activity                      (52,582)        (26,529)         (3,788)

Financing activities
Payments on line of credit                                  (591)        (13,022)             --
Distributions to stockholders                         (1,093,217)       (103,429)       (289,500)
                                                     -----------     ---------------------------
Net cash used in financing activities                 (1,093,808)       (116,451)       (289,500)

Net decrease in cash                                     (89,940)         85,983         (85,552)
Cash and cash equivalents at beginning of year           245,764         155,824         245,764
                                                     -----------     ---------------------------
Cash and cash equivalents at end of year             $   155,824     $   241,807     $   160,212
                                                     ===========     ===========================

Supplemental disclosure of cash flow
information
Cash paid for interest                               $    22,481     $     5,637     $     7,806
                                                     ===========     ===========================

See accompanying notes.

                Health Search International, Inc. and Subsidiary

                   Notes to Consolidated Financial Statements


                                  June 30, 2002


1. Organization

Health Search International, Inc. (the Company), a Maryland S Corporation, was organized in 1992 as a personnel placement firm specializing in permanent placement services in the pharmaceutical industry. The Company is located in Rockville, Maryland, and provides permanent placements throughout the United States.

UltimIT Solution Services, Inc. (UltimIT), a Maryland S Corporation and wholly-owned subsidiary of the Company, was organized in 1997 as a personnel placement firm specializing in permanent placement and contract staffing services in the information technology industry. UltimIT shares office space with the Company and makes placements throughout the United States. On July 1, 2001, the Company discontinued the operations of UltimIT (see Note 9).

The accompanying consolidated interim financial statements (including notes to the financial statements) of the Company at September 30, 2002 and for the three months ended September 30, 2002 and 2001, are unaudited. In the opinion of management, the accompanying unaudited consolidated interim financial statements reflect all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the financial position of the Company at September 30, 2002, and the consolidated results of their operations and their cash flows for the three months ended September 30, 2002 and 2001.

2. Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, UltimIT. All material intercompany transactions and balances have been eliminated in consolidation.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk as defined by Statement of Financial Accounting Standard (SFAS) No. 105, Disclosure of Information About Financial Instruments With Off-Balance-Sheet Risk and Financial Instruments With Concentrations of Credit Risk, consist principally of accounts receivable. The Company's customers are healthcare providers and accounts receivable represent amounts due from these providers. The Company performs ongoing credit evaluations of its customers' financial condition and, generally, does not require collateral. One customer represents 10% of the Company's total gross receivable balance at June 30, 2002. In addition, another customer represents 13% (unaudited) of the Company's total gross receivable balance at September 30, 2002.

Furniture and Equipment

Furniture and equipment are stated at cost, less accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets, which range from three to seven years.

Revenue Recognition

Revenues from contract assignments are recognized when services are rendered, based on hours worked by the contract candidate placed by the Company. Permanent placement revenues are recognized when employment candidates accept offers of permanent employment. Allowances are established to estimate losses due to placed candidates not remaining employed for the Company's guarantee period, disputes over actual hours worked or other issues arising in the normal course of business. The Company records reimbursements received for out-of-pocket expenses, such as travel and relocation for permanent employees, as revenue in the statement of income.

Approximately 24% and 49% (unaudited) of service revenues were earned from one customer for the year ended June 30, 2002 and for the three months ended September 30, 2001, respectively. In addition, approximately 14% (unaudited) of service revenues were earned from another customer for the three months ended September 30, 2002.

Advertising Costs

The Company expenses all advertising costs as incurred. Advertising expense was approximately $14,000, $2,500 (unaudited) and $2,400 (unaudited) for the year ended June 30, 2002 and for the three months ended September 30, 2002 and 2001, respectively.

Long-Lived Assets

The carrying value of long-lived assets is reviewed if the facts and circumstances suggest that it may be impaired. If this review indicates that long-lived assets will not be recoverable, as determined using the undiscounted cash flows method, the Company's carrying value of the long-lived assets will be reduced by the amount by which carrying value exceeds fair value.

Income Taxes

The Company has elected S Corporation status under the Internal Revenue Code and, as such, is not subject to taxation at the corporate level. All income, losses, deductions and credits flow through the individual stockholders of the Company for federal and state income tax reporting purposes.

Comprehensive Income

SFAS No. 130, Comprehensive Income, requires that an enterprise (a) classify items of other comprehensive income by their nature in the financial statements, and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of the balance sheet. There are no components of comprehensive income other than the Company's net income at and for the year ended June 30, 2002, at September 30, 2002 and for the three months ended September 30, 2002 and 2001.

Use of Estimates

In preparing financial statements in conformity with accounting principles generally accepted in the United States, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Fair Value of Financial Instruments

SFAS No. 107, Disclosures About Fair Value of Financial Statements, requires disclosure of the fair value of certain financial instruments. Management believes the carrying amounts of cash, accounts receivable and accounts payable approximate fair value due to the short maturity of the instruments and the provision for what management believes to be adequate reserves for potential losses. Management believes the fair value of its line of credit approximates its carrying amount based on its rate of interest.

Recent Accounting Pronouncements

In June 2001, the FASB issued SFAS No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets. Under the new rules, goodwill and other intangibles determined to have an indefinite life are no longer amortized but are reviewed annually for impairment. Separable intangible assets that are not deemed to have an indefinite life will continue to be amortized over their useful lives. The amortization provisions of SFAS No. 142 apply to goodwill and intangible assets acquired after June 30, 2001. SFAS No. 142 eliminates the current requirement to amortize goodwill and indefinite-lived intangible assets, addresses the amortization of intangible assets with a defined life and addresses the impairment testing and recognition for goodwill and intangible assets. SFAS No. 142 will apply to goodwill and intangible assets arising from transactions completed before and after the Statement's effective date. The Company believes the adoption of these statements will not have a material effect on its financial position or results of operations.

In June 2001, the FASB issued SFAS No. 143, Accounting for Asset Retirement Obligations, which addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs, including legal obligations. The Company believes adoption of SFAS No. 143 will not have a material effect on its financial position or results of operations.

In August 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, effective for fiscal years beginning after December 15, 2001. Under the new rules, the criteria required for classifying an asset as held-for-sale have been significantly changed. Assets held-for-sale are stated at the lower of their fair values or carrying amounts, and depreciation is no longer recognized. In addition, the expected future operating losses from discontinued operations will be displayed in discontinued operations in the period in which the losses are incurred rather than as of the measurement date. More dispositions will qualify for discontinued operations treatment in the statement of income under the new rules. The Company believes the adoption of SFAS No. 144 will not have a material effect on its financial position or results of operations.

3. Furniture and Equipment

Furniture and equipment and accumulated depreciation consists of the following:

                                              June 30,      September
                                                2002        30, 2002
                                             -------------------------
                                                           (Unaudited)

     Computer equipment and software          $337,010      $363,539
     Furniture and fixtures                     53,880        53,880
     Leasehold improvements                     17,365        17,365
     Office equipment                           12,319        12,319
                                             -------------------------
                                               420,574       447,103
     Less accumulated depreciation            (304,628)     (319,328)
                                             -------------------------
                                              $115,946      $127,775
                                             =========================

4. Accrued Expenses

Accrued expenses consists of the following:

                                              June 30,      September
                                                2002        30, 2002
                                             -------------------------
                                                           (Unaudited)

     Accrued salaries, commissions and        $353,633      $262,807
     payroll taxes
     Accrued vacation                           35,630        35,630
     Retirement plan contribution payable       10,582        11,987
                                             -------------------------
                                              $399,845      $310,424
                                             =========================

5. Line of Credit

The Company entered into a $500,000 line of credit agreement with a financial institution. The line is collateralized by substantially all assets of the Company and is cross-collateralized by the assets held by Clinical Resource Services, Inc., (Clinical Resource) and Health-Pharm Management Corporation (Health-Pharm), affiliated entities through common ownership. In addition, the Company's stockholders personally guarantee payment of borrowings under the line of credit.

Interest accrues daily on the outstanding balance at the prime rate plus 3/4 percent (effective rate of 5.5% at June 30, 2002). Outstanding balances on the line of credit are due on demand. At June 30, 2002, the Company had $309,408 outstanding and $190,592 available under this line of credit.

The line of credit contains certain financial covenants regarding the Company's ability to meet its operating costs and current obligations and certain other covenants. At June 30, 2002, the Company was in compliance with the covenants of the line of credit.

Clinical Resource entered into a separate $1,500,000 line of credit agreement under the same terms and conditions which is cross-collateralized by the Company's assets.

6. Employee Benefit Plan

The Company maintains a voluntary defined contribution 401(k) profit-sharing plan covering all eligible employees as defined in the plan document. Plan participants may elect to contribute up to a maximum of 15% of their compensation, up to the maximum allowed by the Internal Revenue Service. The plan provides for discretionary employer matching of 50% of the participant's before-tax contributions that do not exceed 6% of eligible wages or discretionary employer profit sharing contributions based on the Company's determination made after the end of its tax year, or some combination of both. Vesting of employer contributions occurs at a rate of 20% per year beginning the second year of service (i.e., 100% vested after six years of service). The Company's contributions to the plan were approximately $44,000 for the year ended June 30, 2002.

7. Commitments and Contingencies

The Company conducts its operations from an office under an operating lease expiring in May 2003. The lease provides for annual escalations of 3%, as well as adjustments to the base rent for increases in the real estate taxes and operating expenses. The monthly rental payment in effect at June 30, 2002 was approximately $11,500.

The leased space is shared with Clinical Resource, an affiliated entity through common ownership, under a sublease arrangement where rent expense is allocated based on actual square footage used. The sublease agreement provides for annual escalations of 3%, as well as adjustments to the base rent for a proportionate portion of all other increases. The monthly sublease rental income in effect at June 30, 2002 was approximately $5,700.

Additionally, the Company entered into various leases for office equipment. The equipment leases are shared with Clinical Resource under a sublease agreement. Monthly payments for these leases range from $77 to $3,580 through August 2005.

Future minimum lease payments under the above lease arrangements are as follows:

                                             Sublease
                                Lease         Rental      Net Lease
     Years ending June 30     Commitment      Income      Commitment
     ---------------------------------------------------------------

       2003                    $193,309     $  96,504     $  96,805
       2004                      50,028        25,768        24,260
       2005                      42,960        21,477        21,483
       2006                       7,160         3,580         3,580
                             --------------------------------------
                               $293,457     $ 147,329     $ 146,128
                             ======================================

Rent expense was $75,610, net of sublease rental income of $71,306, for the year ended June 30, 2002.

The Company is subject to legal proceedings and claims that arise in the ordinary course of its business. In the opinion of management, the outcome of these matters will not have a significant effect on the Company's financial position or results of operations.

8. Related Party Transactions

The Company participates in transactions with its stockholders, officers, and entities affiliated through common ownership and management. A summary of such transactions and the amounts due from and to these related parties are listed below:

                                      For the      For the three      For the
                                     year ended     months ended   three months
                                      or as of        or as of         ended
                                      June 30,     September 30,   September 30,
                                        2002            2002            2001
                                  ----------------------------------------------
                                                           (Unaudited)
     Management fees paid to
       Health-Pharm                   $155,196        $32,700         $44,898
     Sublease rental income from
       Clinical Resource                71,306         17,420          17,516
     Due to Clinical Resource          561,250        660,396
     Due to Health-Pharm                55,336         34,199

On February 1, 1998, as amended on January 1, 1999 and 2000, the Company entered into a management agreement with Health-Pharm, an affiliated entity through common ownership. Pursuant to the management agreement, Health-Pharm provides to the Company and several other companies that are affiliated through common ownership, daily management and consulting services regarding the operations of the Company and the management and supervision of personnel. In addition, Health-Pharm provides personnel services including interviewing and hiring personnel, training for personnel, consulting services regarding marketing, promotions and corporate development as well as an annual review of the Company's performance. In exchange for these services, the Company pays a management fee to Health-Pharm based on a calculation set forth in the amended management agreement. The Company incurred $155,196, $32,700 (unaudited) and $44,898 (unaudited), of management fees of which $31,698, $ 0 (unaudited) and $15,849 (unaudited) are included in income from discontinued operations for the year ended June 30, 2002 and for the three months ended September 30, 2002 and 2001, respectively.

The Company received financial and operational support from Clinical Resource including operational funding of normal operating expenses. At June 30, 2002, the Company had a due to Clinical Resource of $561,250, net of a due from Clinical Resource balance of $36,369, which is due to UltimIT. At September 30, 2002, the Company had a due from Clinical Resource of $660,396, net of a due to Clinical Resource balance of $32,604, which is due from UltimIT.

9. Discontinued Operations

On July 1, 2001, the Board of Directors approved a plan to discontinue the operations of UltimIT due to changes within the industry. UltimIT will continue to perform services for the existing contracts that are expected to conclude in 2002. No further operations are expected to occur subsequent to that date. Revenues and income from discontinued operations from the measurement date to June 30, 2002 was $328,167 and $13,850, respectively. Assets and liabilities from discontinued operations were as follows:

                                               June 30,
                                                 2002
                                              ----------

     Current assets                             $65,376
     Current liabilities                         (7,498)
                                              ----------
     Net assets of discontinued operations      $57,878
                                              ==========

These net assets are reflected in the respective balance sheet captions at June 30, 2002 as these account balances were deemed immaterial for reclassification purposes.

10. Subsequent Event

On November 7, 2002, the consummation of the sale of substantially all of the assets and the assumption of certain of the liabilities of the Company and of Clinical Resource to another staffing business occurred for approximately $13,800,000, plus an earn out amount based on future earnings of the acquired businesses.

FINANCIAL STATEMENTS

                        Clinical Resource Services, Inc.


For the year ended June 30, 2002
with Report of Independent Certified Public Accountants

                        Clinical Resource Services, Inc.

                              Financial Statements


                        For the year ended June 30, 2002


                                    Contents

Report of Independent Certified Public Accountants.............................1

Financial Statements

Balance Sheets.................................................................2
Statements of Income...........................................................3
Statements of Changes in Stockholders' Equity..................................4
Statements of Cash Flows.......................................................5
Notes to Financial Statements..................................................6

               Report of Independent Certified Public Accountants

Stockholders
Clinical Resource Services, Inc.

We have audited the accompanying balance sheet of Clinical Resource Services, Inc. as of June 30, 2002, and the related statements of income, changes in stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Clinical Resource Services, Inc. at June 30, 2002, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States.


..                                       /s/ Ernst & Young LLP

Miami, Florida

October 23, 2002, except for
  Note 10, as to which the date
  is November 7, 2002

                           Clinical Resource Services, Inc.

                                    Balance Sheets
                                                              June 30,    September 30,
                                                                2002          2002
                                                             ----------    ----------
                                                                          (Unaudited)
Assets
Current assets:
  Cash                                                       $  579,398    $  708,133
  Accounts receivable, net of allowance for doubtful
   accounts of $80,000 and $118,000 at June 30, 2002
   and September 30, 2002, respectively                       2,335,165     2,254,158
  Due from Health Search International, Inc.                    597,619       693,000
  Prepaid expenses                                              115,284        96,878
  Other current assets                                           28,877        26,043
                                                             ----------    ----------
Total current assets                                          3,656,343     3,778,212

Furniture and equipment, net                                     22,000        20,215
Deposits                                                          3,942         3,942
                                                             ----------    ----------
                                                             $3,682,285    $3,802,369
                                                             ==========    ==========

Liabilities and stockholders' equity Current liabilities:
  Accounts payable                                           $   13,781    $    1,923
  Accrued expenses                                              618,973       589,504
  Line of credit                                                329,943       329,943
  Notes payable - stockholders                                  436,000       436,000
  Due to Health-Pharm Management Corporation                     11,470        59,599
  Due to UltimIT Solution Services, Inc.                         36,369        32,604
  Other                                                           3,187            --
                                                             ----------    ----------
Total current liabilities                                     1,449,723     1,449,573

Commitments and contingencies

Stockholders' equity:
  Common stock; $1.00 par value; 10,000 shares authorized;
   2,000 shares issued and outstanding at June 30,
   2002 and September 30, 2002                                    2,000         2,000
  Retained earnings                                           2,230,562     2,350,796
                                                             ----------    ----------
Total stockholders' equity                                    2,232,562     2,352,796
                                                             ----------    ----------
Total liabilities and stockholders' equity                   $3,682,285    $3,802,369
                                                             ==========    ==========

See accompanying notes.

                             Clinical Resource Services, Inc.

                                   Statements of Income

                                          Year ended          Three months ended
                                           June 30,              September 30,
                                             2002            2002            2001
                                          -----------     ---------------------------
                                                                  (Unaudited)
Service revenues                          $12,684,855     $ 3,027,812     $ 2,988,274
Costs of services rendered                  8,824,239       2,263,193       1,919,608
                                          -----------     -----------     -----------
Gross profit                                3,860,616         764,619       1,068,666

Operating expenses:
  Selling, general, and administrative      1,958,293         484,189         428,710
  Management fees to related party            417,798         113,400          95,499
  Provision for doubtful accounts              76,830          38,835          33,273
  Depreciation                                  6,925           1,785           6,105
                                          -----------     -----------     -----------
                                            2,459,846         638,209         563,587
                                          -----------     -----------     -----------

Income from operations                      1,400,770         126,410         505,079

Other income (expense):
  Interest expense                            (50,701)         (7,319)         (5,022)
  Interest income                               5,883           1,143           1,475
  Other income                                 16,932              --             754
                                          -----------     -----------     -----------
                                              (27,886)         (6,176)         (2,793)
                                          -----------     -----------     -----------
Net income                                $ 1,372,884     $   120,234     $   502,286
                                          ===========     ===========     ===========

See accompanying notes.

                             Clinical Resource Services, Inc.

                       Statements of Changes in Stockholders' Equity

                           For the year ended June 30, 2002 and
                         the three months ended September 30, 2002

                                                                                Total
                                           Common   Common     Retained     Stockholders'
                                           Shares   Stock      Earnings        Equity
                                           --------------------------------------------
Balance, June 30, 2001                     2,000    $2,000    $1,205,014     $1,207,014
  Distributions to stockholders               --        --      (347,336)      (347,336)
  Net income                                  --        --     1,372,884      1,372,884
                                           --------------------------------------------
Balance, June 30, 2002                     2,000     2,000     2,230,562      2,232,562
  Net income (unaudited)                      --        --       120,234        120,234
                                           --------------------------------------------
Balance, September 30, 2002 (unaudited)    2,000    $2,000    $2,350,796     $2,352,796
                                           ============================================

See accompanying notes.

                              Clinical Resource Services, Inc.

                                  Statements of Cash Flows
                                                  Year ended          Three months ended
                                                   June 30,              September 30,
                                                     2002             2002           2001
                                                  -----------     ---------------------------
                                                                        (Unaudited)
Operating activities
Net income                                        $ 1,372,884     $   120,234     $   502,286
Adjustments to reconcile net income to
  net cash provided by operating activities:
   Provision for doubtful accounts                     76,830          38,835          33,273
   Depreciation                                         6,925           1,785           6,105
   Changes in operating assets and liabilities:
     Accounts receivable                             (617,002)         42,172        (312,197)
     Due from Health Search International, Inc.      (471,371)        (95,381)       (146,663)
     Prepaid expenses                                 (65,337)         18,406          (5,722)
     Other current assets                             (34,664)          2,834          (6,223)
     Due from Health-Pharm Management Corporation     214,804          48,129          35,499
     Due to UltimIT Solution Services, Inc.           (18,461)         (3,765)           (837)
     Accounts payable                                  13,713         (11,858)         10,661
     Accrued expenses                                  62,823         (32,656)         42,318
     Income tax payable                               (70,100)             --              --
                                                  -----------     ---------------------------
Net cash provided by operating activities             471,044         128,735         158,500

Investing activity
Purchases of furniture and equipment                   (5,342)             --          (2,788)
                                                  -----------     ---------------------------
Net cash used in investing activity                    (5,342)             --          (2,788)

Financing activities
Proceeds from line of credit                          660,000              --         580,000
Payments on line of credit                           (660,057)             --        (580,000)
Distributions to stockholders                        (347,336)             --              --
                                                  -----------     ---------------------------
Net cash used in financing activities                (347,393)             --              --

Net increase in cash                                  118,309         128,735         155,712
Cash at beginning of the period                       461,089         579,398         461,089
                                                  -----------     ---------------------------
Cash at end of the period                         $   579,398     $   708,133     $   616,801
                                                  ===========     ===========================

Supplemental disclosures of cash flow
information
Cash paid for interest                            $    26,867     $     8,319     $     5,187
                                                  ===========     ===========================

Cash paid for income taxes                        $    70,100     $        --     $        --
                                                  ===========     ===========================

See accompanying notes.

                        Clinical Resource Services, Inc.

                          Notes to Financial Statements

                                  June 30, 2002


1. Organization

Clinical Resource Services, Inc. (the Company), a Maryland S Corporation, was organized in 1995 as a healthcare staffing business specializing in the pharmaceutical industry. The Company operates from Rockville, Maryland and provides temporary healthcare staffing throughout the United States.

The accompanying interim financial statements (including notes to the financial statements) of the Company as of September 30, 2002 and for the three months ended September 30, 2002 and 2001, are unaudited. In the opinion of management, the accompanying unaudited interim financial statements reflect all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the financial position of the Company at September 30, 2002, and the results of its operations and its cash flows for the three months ended September 30, 2002 and 2001.

2. Summary of Significant Accounting Policies

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk as defined by Statement of Financial Accounting Standard (SFAS) No. 105, Disclosure of Information About Financial Instruments With Off-Balance-Sheet Risk and Financial Instruments With Concentrations of Credit Risk, consist principally of accounts receivable. The Company's customers are healthcare providers and accounts receivable represent amounts due from these providers. The Company performs ongoing credit evaluations of its customers' financial condition and, generally, does not require collateral. One customer represents 15% and 12% (unaudited) of the Company's total gross receivable balance at June 30, 2002 and September 30, 2002, respectively. In addition, another customer represents 16% (unaudited) of the Company's total gross receivable balance at September 30, 2002.

Furniture and Equipment

Furniture and equipment are stated at cost, less accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets, which range from three to seven years.

Revenue Recognition

Revenues from contract assignments are recognized when services are rendered, based on hours worked by the contract candidate placed by the Company. The Company records reimbursements received for out-of-pocket expenses, such as travel and housing for contract employees, as revenue in the statement of income.

Approximately 13%, 13% (unaudited), and 14% (unaudited) of service revenues were earned from one customer for the year ended June 30, 2002, for the three months ended September 30, 2002, and for the three months ended September 30, 2001, respectively. In addition, approximately 13% (unaudited) of services revenues were earned from another customer for the three months ended September 30, 2002.

Advertising Costs

The Company expenses all advertising costs as incurred. Advertising expense was approximately $29,000, $8,600 (unaudited) and $0 (unaudited) for the year ended June 30, 2002 and for the three months ended September 30, 2002 and 2001, respectively.

Long-Lived Assets

The carrying value of long-lived assets is reviewed if the facts and circumstances suggest that it may be impaired. If this review indicates that long-lived assets will not be recoverable, as determined using the undiscounted cash flows method, the Company's carrying value of the long-lived assets will be reduced by the amount by which carrying value exceeds fair value.


Income Taxes

Effective January 1, 1999, the Company, with the consent of its stockholders, elected to be taxed as an S-Corporation under the Internal Revenue Code, which provides that, in lieu of corporate income taxes, the stockholders account for the Company's items of income, deductions, losses and credits on their individual tax returns. The Company may be subject to income taxes at the maximum corporate rate (built-in-gains tax) to the extent that gains, primarily resulting from the difference between the cash basis of accounting for income taxes and the accrual basis of accounting, not recognized for tax purposes at the date of the election are realized within the ten-year period ending December 31, 2009. At June 30, 2000, the Company recorded a net deferred tax liability of $70,100 representing the estimated income taxes that would be payable to the extent these built-in-gains might be recognized. During the year ended June 30, 2002, the Company was subject to income taxes as a result of recognition of these built-in-gains. During the year ended June 30, 2002, the Company paid the $70,100 tax liability.

Comprehensive Income

SFAS No. 130, Comprehensive Income, requires that an enterprise (a) classify items of other comprehensive income by their nature in the financial statements, and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of the balance sheet. There are no components of comprehensive income other than the Company's net income as of and for the year ended June 30, 2002, as of September 30, 2002 and for the three months ended September 30, 2002 and 2001.

Use of Estimates

In preparing financial statements in conformity with accounting principles generally accepted in the United States, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Fair Value of Financial Instruments


SFAS No. 107, Disclosures About Fair Value of Financial Statements, requires disclosure of the fair value of certain financial instruments. The carrying amounts of cash, accounts receivable and accounts payable approximate fair value due to the short maturity of the instruments and the provision for what management believes to be adequate reserves for potential losses. Management believes the fair value of the line of credit and notes payable to stockholders approximate their respective carrying amounts based on their rate of interest.

Recent Accounting Pronouncements

In June 2001, the FASB issued SFAS No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets. Under the new rules, goodwill and other intangibles determined to have an indefinite life are no longer amortized but are reviewed annually for impairment. Separable intangible assets that are not deemed to have an indefinite life will continue to be amortized over their useful lives. The amortization provisions of SFAS No. 142 apply to goodwill and intangible assets acquired after June 30, 2001. SFAS No. 142 eliminates the current requirement to amortize goodwill and indefinite-lived intangible assets, addresses the amortization of intangible assets with a defined life and addresses the impairment testing and recognition for goodwill and intangible assets. SFAS No. 142 will apply to goodwill and intangible assets arising from transactions completed before and after the Statement's effective date. The Company believes the adoption of these statements will not have a material effect on its results of operations or financial position.

In June 2001, the FASB issued SFAS No. 143, Accounting for Asset Retirement Obligations, which addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs, including legal obligations. The Company believes adoption of SFAS No. 143 will not have a material effect on its financial position or results of operations.

In August 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, effective for fiscal years beginning after December 15, 2001. Under the new rules, the criteria required for classifying an asset as held-for-sale have been significantly changed. Assets held-for-sale are stated at the lower of their fair values or carrying amounts, and depreciation is no longer recognized. In addition, the expected future operating losses from discontinued operations will be displayed in discontinued operations in the period in which the losses are incurred rather than as of the measurement date. More dispositions will qualify for discontinued operations treatment in the statement of income under the new rules. The Company believes the adoption of SFAS No. 144 will not have a material effect on its financial position or results of operations.

3. Furniture and Equipment

At June 30, 2002, furniture and equipment consists of the following:

                                          June 30,    September 30,
                                            2002          2002
                                          ------------------------
                                                       (Unaudited)

     Computer equipment and software       $32,107       $32,107
     Furniture and fixtures                  3,558         3,558
     Office equipment                          760           760
                                          ------------------------
                                            36,425        36,425
     Less accumulated depreciation         (14,425)      (16,210)
                                          ------------------------
                                           $22,000       $20,215
                                          ========================

4. Accrued Expenses

At June 30, 2002, accrued expenses consists of the following:

                                                June 30,      September 30,
                                                  2002            2002
                                              -----------------------------
                                                              (Unaudited)

     Accrued salaries, commissions, and         $483,211        $452,040
       payroll taxes
     Accrued vacation                             99,326          98,747
     Retirement plan contribution payable         19,872          21,143
     Unearned revenue                             16,564          17,574
                                              -----------------------------
                                                $618,973        $589,504
                                              =============================

5. Line of Credit

On November 8, 2001, the Company entered into a $1,500,000 line of credit agreement with a financial institution. The total amount of funds available to the Company under the line is equal to the lesser of $1,500,000 or 80% of eligible accounts receivable. The line is collateralized by substantially all assets of the Company and is cross-collateralized by the assets held by Health Search International, Inc. (Health Search) and Health-Pharm Management Corporation (Health-Pharm), affiliated entities through common ownership. In addition, the Company's stockholders personally guarantee payment of borrowings under the line of credit. Interest accrues daily on the outstanding balance at the prime rate plus 3/4 percent (effective rate of 5.5% at June 30, 2002). Outstanding balances on the line of credit are due on demand. At June 30, 2002, the Company had $329,943 outstanding and $1,170,057 available under this line of credit.

The line of credit contains certain financial covenants regarding the Company's ability to meet its operating costs and current obligations and certain other covenants. At June 30, 2002, the Company was in compliance with the covenants of the line of credit.

Health Search entered into a separate $500,000 line of credit agreement with the same lender and under the same terms and conditions as the Company's existing line of credit agreement whereby the Company's assets are cross-collateralized.

6. Notes Payable - Stockholders

The Company has a $200,000 note payable with each of its two stockholders. Both notes have the same terms and conditions, whereby each is due upon demand, accrues interest at 6% per annum and is unsecured. At June 30, 2002 and September 30, 2002, the notes payable from stockholders amounted to $436,000, which includes accrued interest of $36,000. The notes are subordinated to the line of credit as described in Note 5.

7. Employee Benefit Plan

The Company maintains a voluntary defined contribution 401(k) profit-sharing plan covering all eligible employees as defined in the plan document. Plan participants may elect to contribute up to a maximum of 15% of their compensation, up to the maximum allowed by the Internal Revenue Service. The plan provides for discretionary employer matching of 50% of the participant's before-tax contributions that do not exceed 6% of eligible wages or discretionary employer profit sharing contributions based on the Company's determination made after the end of its tax year, or some combination of both. Vesting of employer contributions occurs at a rate of 20% per year beginning the second year of service (i.e. 100% vested after six years of service). The Company's contributions to the plan for the year ended June 30, 2002 were approximately $73,000.

8. Commitments and Contingencies

The Company subleases office space under a sublease agreement with Health Search that expires in May 2003. The monthly rental payment in effect at June 30, 2002 was approximately $5,700.

The Company also entered into several sublease agreements with an affiliated entity for equipment leases. Future monthly payments range from $37 to $1,790 per month and continue through February 2006.

Future minimum rental payments associated with these sublease agreements are as follows:

                                                    Amount
                                                   --------
     Years ending June 30:
       2003                                        $ 96,504
       2004                                          25,768
       2005                                          21,477
       2006                                           3,580
                                                   --------
                                                   $147,329
                                                   ========

The Company incurred rent expense under its operating leases of approximately $71,000 for the year ended June 30, 2002.

The Company is subject to legal proceedings and claims that arise in the ordinary course of its business. In the opinion of management, the outcome of these matters will not have a significant effect on the Company's financial position or results of operations.

9. Related Party Transactions

The Company participates in transactions with its stockholders, officers, and entities affiliated through common ownership and management. A summary of such transactions and the amounts due from and to these related parties are listed below:

                                  For the       For the three
                                   three            months
                                  months         ended or as      For the three
                                ended or as      of September      months ended
                                of June 30,           30,          September 30,
                                   2002              2002             2001
                                -----------     --------------------------------
                                                        (Unaudited)

Management fees paid to
Health-Pharm                     $417,798        $113,400           $ 95,499
Rent expense paid to Health
Search                             71,306          17,420             17,516
Due from Health Search            597,619         693,000
Due from (to) Health-Pharm        (11,470)        (59,599)
Due to UltimIT Solution
Services, Inc.                    (36,369)        (32,604)

On February 1, 1998, as amended on January 1, 1999 and 2000, the Company entered into a management agreement with Health-Pharm, an affiliated entity through common ownership. Pursuant to the management agreement, Health-Pharm provides to the Company and several other companies that are affiliated through common ownership, daily management and consulting services regarding the operations of the Company and the management and supervision of personnel. In addition, Health-Pharm provides personnel services including interviewing and hiring personnel, training for personnel, consulting services regarding marketing, promotions and corporate development as well as an annual review of the Company's performance. In exchange for these services, the Company pays a management fee to Health-Pharm based on a calculation set forth in the amended management agreement. The Company incurred $417,798, $113,400 (unaudited) and $95,499 (unaudited) of management fees for the year ended June 30, 2002 and the three months ended September 30, 2002 and 2001, respectively.

The Company provides financial and operational support to Health Search including operational funding of normal operating expenses. At June 30, 2002 and September 30, 2002, the Company had a due from Health Search of $597,619 and $693,000, respectively.

10. Subsequent Event

On November 7, 2002, the consummation of the sale of substantially all of the assets and the assumption of certain of the liabilities of the Company and of Health Search to another staffing business occurred for approximately $13,800,000, plus an earn out amount based on future earnings of the acquired businesses.

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

     On November 7, 2002, Medical Staffing Networks, Inc. (MSN), our indirectly wholly-owned subsidiary, consummated the purchase of substantially all of the assets, and assumption of certain liabilities of Clinical Resource Services, Inc. (Clinical Resource) and Health Search International, Inc. (HSI), both of which operate healthcare staffing businesses under common control and ownership. The acquisition of HSI did not include the assets or liabilities of its wholly-owned subsidiary, UltimIT Solution Services, Inc. The unaudited pro forma condensed consolidated statement of operations for the year ended December 30, 2001 gives effect to each of the acquisitions of Clinical Resource and HSI, the acquisition of Excel Staffing Services, Inc. which occurred on June 10, 2001 and our initial public offering which was completed in April 2002. The unaudited pro forma condensed consolidated statement of operations for the year ended December 30, 2001 also gives effect to our recapitalization on October 26, 2001 that was accounted for as a leveraged recapitalization whereby the Company retained the historical cost basis of accounting, as if these events had occurred on January 1, 2001. The unaudited pro forma condensed consolidated statement of operations for the nine months ended September 29, 2002 gives effect to each of the acquisitions of Clinical Resource and HSI and the initial public offering, as if these events had occurred on December 31, 2001, the beginning of our fiscal year. The unaudited pro forma condensed consolidated balance sheet as of September 29, 2002 gives effect to the acquisitions of Clinical Resource and HSI as if they had acquired on such date.

     The purchase price allocation to the assets acquired and liabilities assumed was based on a preliminary estimate in determining their respective fair values. Our management believes that the preliminary allocations set forth herein are reasonable and are subject to revisions upon completion of an independent valuation study.

     The pro forma financial information is not necessarily indicative of the actual results of operations or financial position that would have occurred had the acquisitions or the other transactions occurred on the assumed dates nor do they represent any indication of future performance. The pro forma adjustments give effect to available information and assumptions that we believe are reasonable. The pro forma condensed consolidated financial information should be read in conjunction with our consolidated financial statements and the related notes, as well as "Selected Consolidated Financial Data and Other Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing in our initial public offering on Form S-1 filing in April 2002 and our unaudited condensed consolidated financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Quarterly Report on Form 10-Q for the fiscal quarter ended September 29, 2002.

                                           MEDICAL STAFFING NETWORK HOLDINGS, INC.
                                        PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                                   AS OF SEPTEMBER 29, 2002
                                                       (in thousands)

                                                            Medical           Historical (5)
                                                           Staffing        -------------------
                                                            Network        Clinical               Pro Forma
                                                         Holdings, Inc.    Resources   HSI       Adjustments       Pro Forma
                                                         ---------------------------------------------------       ---------
Assets
Current assets:
    Cash                                                    $  2,339       $   708     $   204     $    --  (1)
                                                                                                      (912) (3)    $  2,339
    Accounts receivable, net                                  85,350         2,254         448      (1,027) (3)      87,025
    Due from Health Search                                        --           693          --        (693) (3)          --
    Due from UltimIT Solutions Services, Inc.                     --            --         626        (626) (3)          --
    Prepaid expenses                                           2,167            97          43        (140) (3)       2,167
    Other current assets                                       1,623            26          15         (41) (3)       1,623
                                                         ------------------------------------------------------------------
        Total current assets                                  91,479         3,778       1,336      (3,439)          93,154

    Furniture and equipment, net                              11,129            20         128        (127) (3)      11,150
    Goodwill and other intangible assets, net                 93,568            --          --      11,937  (4)
                                                                                                       600  (4)     106,105
    Other assets                                               3,902             4           5          (9) (3)       3,902
                                                         ------------------------------------------------------------------
        Total assets                                        $200,078       $ 3,802     $ 1,469     $ 8,962         $214,311
                                                         ==================================================================

Liabilities and Stockholders' Equity
Current liabilities:
    Accounts payable                                        $  3,060       $     2     $     6     $    (8) (3)    $  3,060
    Accrued payroll and related liabilities                    8,989           589         344        (637) (3)       9,285
    Other current liabilities                                  3,157            --          --          --            3,157
    Line of credit                                                --           330         296        (626) (3)          --
    Notes payable - stockholders                                  --           436          --        (436) (3)          --
    Due to Clinical Resource                                      --            --         693        (693) (3)          --
    Due to Health-Pharm Management Corporation                    --            60         100        (160) (3)          --
    Due to UltimIT Solution Services, Inc.                        --            32          --         (32) (3)          --
    Current portion of long-term debt                          1,687            --          --          --            1,687
    Current portion of capital lease obligations                 981            --          --          --              981
                                                         ------------------------------------------------------------------
        Total current liabilities                             17,874         1,449       1,439      (2,592)          18,170


    Long-term debt, net of current portion                    40,313            --          --      13,937  (1)(2)   54,250
    Capital lease obligations, net of current portion          1,383            --          --          --            1,383
    Other long-term obligations                                3,476            --          --          --            3,476
                                                         ------------------------------------------------------------------
        Total liabilities                                     63,046         1,449       1,439      11,345           77,279


Stockholders' equity:
    Common stock                                                 301             2           1          (3) (3)         301
    Promissory notes due for purchases of common stock        (4,551)           --          --          --           (4,551)
    Additional paid in capital                               283,703            --          --          --          283,703
    Accumulated other comprehensive income                      (118)           --          --          --             (118)
    Retained (deficit) earnings                             (142,303)        2,351          29      (2,380) (3)    (142,303)
                                                         ------------------------------------------------------------------
Total common stockholders' equity                            137,032         2,353          30      (2,383)         137,032
                                                         ------------------------------------------------------------------
Total liabilities and common stockholders' equity           $200,078       $ 3,802     $ 1,469     $ 8,962         $214,311
                                                         ==================================================================


                        NOTES TO THE UNAUDITED PRO FORMA
                             CONDENSED CONSOLIDATED
                                  BALANCE SHEET
                            AS OF SEPTEMBER 29, 2002


(1)  Changes in cash:

     Total estimated cash consideration to Clinical Resource       ($13,756,000)
     and HSI stockholders
     Estimated transaction costs                                       (181,000)
     Proceeds from borrowing under revolving line of credit          13,937,000
                                                                  -------------
     Net change in cash                                           $          --
                                                                  =============

     Total transaction costs are estimated to be $181,000, which includes legal fees, consulting fees and accounting fees.

(2) Total cash consideration and estimated transaction costs of $13.9 million were financed by the revolving line of credit.

(3) Reflects the elimination of account balances of Clinical Resource and HSI not acquired.

(4) Represents the allocation of the purchase price in excess of the fair value of the net assets acquired from Clinical Resource and HSI to goodwill of $11.9 million and the estimated fair value of covenant not to compete of $600,000.

     A summary of the allocation of purchase price is as follows:

     Accounts receivable                      $ 1,675,000
     Furniture and equipment                       21,000
     Covenant not to compete                      600,000
     Goodwill                                  11,937,000
     Current liabilities                         (296,000)
                                              -----------
     Net assets acquired                      $13,937,000
                                              ===========

     The purchase price allocation to the assets acquired and liabilities assumed was based on a preliminary estimate in determining their respective fair values. Our management believes that the preliminary allocations set forth herein are reasonable and are subject to revisions upon completion of an independent valuation study.

(5) The financial information for Clinical Resource and HSI is as of September 30, 2002.

                                               MEDICAL STAFFING NETWORK HOLDINGS, INC.
                                      PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                                                FOR THE YEAR ENDED DECEMBER 30, 2001
                                           (in thousands, except share and per share data)

                                                                              Medical
                                                                             Staffing
                                                  Medical                     Network     Historical (12)
                                                  Staffing                 Holdings, Inc.----------------     Pro Forma
                                                  Network     Pro Forma      Pro Forma   Clinical            Acquisition
                                               Holdings, Inc. Adjustments   As Adjusted  Resources    HSI    Adjustments   Pro Forma
                                               ------------------------------------------------------------  -----------   ---------
Service revenues                                  $338,380    $ 6,458 (1)    $344,838    $ 11,037    $3,724    $   --       $359,599

Cost of services rendered                          252,089      4,914 (1)     257,003       7,634     1,942        --        266,579

Selling, general and administrative expenses (2)    47,415        375 (1)      47,790       2,176     1,278      (348) (7)    50,896

Corporate general and administrative expenses        6,428         25 (1)       6,453          --        --        --          6,453

Depreciation and amortization expenses               5,871        303 (1)       6,174           1        50       100  (8)     6,325

Recapitalization expenses                            7,160         -- (1)       7,160          --        --        --          7,160
                                                  -------------------        ------------------------------    ------       --------
Income from operations                              19,417        841          20,258       1,226       454       248         22,186

Interest expense, net                               14,312        352 (1)
                                                                6,225 (3)
                                                              (12,148)(4)
                                                               (1,243)(4)       7,498          71        24       683  (9)     8,276
                                                  --------    -------        ------------------------------    ------       --------

Income before provision for income taxes             5,105      7,655          12,760       1,155       430      (435)        13,910

Income tax expense                                   3,679        196 (1)
                                                               (2,366)(5)
                                                                4,616 (5)                                         618  (10)
                                                                  472 (5)       6,597          --        --      (170) (11)    7,045
                                                  --------    -------        ------------------------------    ------       --------
Income (loss) from continuing operations          $  1,426    $ 4,737        $  6,163    $  1,155    $  430    $ (883)      $  6,865
                                                  ========    =======        ==============================    ======       ========

Basic (loss) income per share before
     extraordinary loss                           $  (0.06)(6)               $   0.21                                       $   0.23

Diluted (loss) income per share before
     extraordinary loss                           $  (0.06)(6)               $   0.20                                       $   0.22

Weighted average common shares
     outstanding:

     Basic                                       6,338,000                 29,916,875                                     29,916,875
     Diluted                                     6,338,000                 31,368,875                                     31,368,875

      NOTES TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF
                                   OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 30, 2001

(1) Represents the historical operating results of Excel Staffing Services, Inc. for the period from January 1, 2001 through June 10, 2001, except for depreciation and amortization expenses ($303,000) and interest expense ($352,000) from January 1, 2001 through the date of acquisition, which represent pro forma adjustments to reflect amortization of goodwill and intangibles and interest expense on the debt entered into to finance the acquisition.

(2)  Includes provision for doubtful accounts.

(3)  Reflects the following related to the October 2001 recapitalization:

     o Net incremental interest expense of approximately $5.2 million as a result of the advances of $105 million on the $120 million senior credit facility ($11.3 million) offset by a reduction of interest expense ($6.1 million) related to the assumed repayment of approximately $81.2 million of the revolving senior credit notes and the 12% subordinated promissory note. The interest rates in effect at December 30, 2001 were used to compute the pro forma incremental interest expense.

     o Increase in interest expense, net of $1.2 million related to the interest rate swap agreement used to hedge certain cash flows related to the $120 million senior credit facility. The fixed interest rate of the interest rate swap (4.34%) offset by the variable interest rate in effect at December 30, 2001 (1.799%) was used to compute the pro forma interest expense.

     o Net decrease in amortization expense of $200,000 related to debt issuance costs and the debt discount on the $81.2 million revolving senior credit facility ($760,000) and the net increase in amortization expense on the $120 million senior credit facility ($560,000).

(4) Reflects the following related to the use of proceeds from the initial public offering of approximately $156.3 million:

     o Reduction in interest expense of approximately $7.4 million related to the assumed repayment of $59.3 million of 12% senior unsecured notes entered into in the recapitalization.

     o Reduction in interest expense of approximately $4.7 million related to the assumed repayment of $76.7 million of the $120 million senior credit facility entered into in the recapitalization.

     o Reduction in interest expense by approximately $1.2 million related to the assumed repayment of $20.3 million of the $120 million senior credit facility entered into in the recapitalization, using proceeds from the underwriters' exercise of the over-allotment option. The over-allotment was exercised on April 17, 2002.

     The interest rates in effect at December 30, 2001 were used to compute the pro forma as adjusted interest expense.

(5) Reflects income tax expense utilizing combined federal and state statutory rates for the effect of the recapitalization of $2.4 million and initial public officering of $5.1 million.

(6) Income from continuing operations was reduced by $1.8 million of dividends accrued on the Series I Convertible Preferred Stock. As a result, all potential common stock equivalents are antidilutive.

(7) In connection with the Clinical Resource and HSI acquisitions, a management agreement that existed with the former stockholders was terminated and replaced with an employment agreement that consists of the same services to be provided. The management fee for the year ended December 31, 2001 was approximately $500,000.

(8) Reflects incremental amortization expense related to the non-compete agreement of $600,000 being amortized over 72 months.

(9) Reflects incremental interest expense associated with debt used to acquire Clinical Resource and HSI of approximately $13.9 million at an effective interest rate of 4.9%.

(10) Provision for income taxes for both Clinical Resource and HSI as if each company were a C-Corporation.

(11) Reflects income tax expense utilizing combined federal and state statutory rates for the effect of the pro forma adjustments.

(12) The historical financial information for Clinical Resource and HSI is for the year ended December 31, 2001.

                                              MEDICAL STAFFING NETWORK HOLDINGS, INC.
                                      PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                                            FOR THE NINE MONTHS ENDED SEPTEMBER 29, 2002
                                          (in thousands, except share and per share data)

                                                                              Medical
                                                                             Staffing
                                                  Medical                     Network      Historical (9)
                                                  Staffing                 Holdings, Inc.------------------     Pro Forma
                                                  Network     Pro Forma      Pro Forma   Clinical            Acquisition
                                               Holdings, Inc. Adjustments   As Adjusted  Resources    HSI    Adjustments   Pro Forma
                                               -------------  -------------------------  ------------------  -----------   ---------

Service revenues                                  $346,261    $    --        $346,261    $  9,426    $2,427    $   --       $358,114

Cost of services rendered                          258,660         --         258,660       6,704     1,146        --        266,510

Selling, general and administrative (8)             48,926         --          48,926       1,961       830      (326) (3)    51,391

Corporate general and administrative                 5,420         --           5,420          --        --        --          5,420

Depreciation and amortization                        3,112         --           3,112           9        60        75  (4)     3,256
                                                  --------    -------        --------    ------------------    ------       --------

Income from operations                              30,143         --          30,143         752       391       251         31,537

Interest expense, net                                6,467     (4,149) (1)      2,318          14        14       512  (5)     2,858
                                                  --------    -------        --------    ------------------    ------       --------

Income before provision for income taxes            23,676      4,149          27,825         738       377      (261)        28,679

Income tax expense                                   9,709      1,701  (2)     11,410                             435  (6)
                                                                                                                 (102) (7)    11,743
                                                  --------    -------        --------    ------------------    ------       --------

Net income                                        $ 13,967    $ 2,448        $ 16,415    $    738    $  377    $ (594)      $ 16,936
                                                  ========    =======        ========    ==================    ======       ========

Basic income per share                            $   0.60 (10)              $   0.55                                       $   0.56

Diluted income per share                          $   0.50 (10)              $   0.52                                       $   0.54

Weighted average common shares
     outstanding:

     Basic                                      18,199,429                 29,985,169                                     29,985,169
     Diluted                                    27,766,225                 31,323,676                                     31,323,676

             NOTES TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                             STATEMENT OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 29, 2002

(1) Reflects the following related to the use of proceeds from the initial public offering of approximately $156.3 million:

     o Reduction in interest expense of approximately $2.2 million related to the assumed repayment of $59.3 million of 12% senior unsecured notes entered into in the recapitalization.

     o Reduction in interest expense of approximately $1.9 million related to the assumed repayment of $97.0 million of the $120 million senior credit facility entered into in the recapitalization.

     The interest rates in effect on April 17, 2002 were used to compute the pro forma as adjusted interest expense.

(2) Reflects income tax expense utilizing combined federal and state statutory rates for the effect of the initial public offering of $1.7 million.

(3) In connection with the Clinical Resources and HSI acquisitions, a management agreement that existed with the former stockholders was terminated and replaced with an employment agreement that consists of the same services to be provided. The management fee for the nine months ended September 30, 2002 was approximately $400,000.

(4) Reflects incremental amortization expenses related to the non-compete agreement of $600,000 being amortized over 72 months.

(5) Reflects incremental interest expense associated with debt used to acquire Clinical Resource and HSI of approximately $13.9 million at an effective interest rate of 4.9%.

(6) Provision for income taxes for both Clinical Resources and HSI as if each company were a C-Corporation.

(7) Reflects income tax expense utilizing combined federal and state statutory rates for the effect of the pro forma adjustments.

(8)  Includes provision for doubtful accounts.

(9) The historical financial information for Clinical Resource and HSI is for the nine months ended September 30, 2002.

(10) Net income was reduced by $3.1 million of dividends accrued on the Series I Convertible Preferred Stock.